Exhibit 10.4

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE ON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SENIOR CONVERTIBLE PROMISSORY NOTE OR SECURITIES, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO BORROWER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$1,025,000	September 15, 2010

Subject to the terms and conditions of this Senior Secured Convertible Promissory Note (this “Note”), for value received, Prescient Medical, Inc. (“Prescient” or the “Borrower”) a Delaware corporation promises to pay to CAMBRIDGE HOLDINGS, LTD., a Colorado corporation (“Holder”), the principal amount of ONE MILLION TWENTY FIVE THOUSAND DOLLARS AND NO CENTS ($1,025,000.00) (such principal amount, the “Loan”), together with interest at the rate of six (6%) percent per annum, on or before the Maturity Date, as defined below, subject to the terms set forth in Section 2.  This Note is one of a series of senior secured convertible promissory notes of like tenor and ranking made by the Borrower in favor of the Holder and issued, from time to time, on and after the date hereof.

1.  Maturity Date.  Borrower shall pay to Holder an amount in cash in immediately available funds representing the outstanding principal amount of this Note and accrued and unpaid interest thereon on June 30, 2011 (the “Maturity Date”), which date may be extended by the Borrower and the Holder in writing; provided, however, that upon the consummation of a merger between the Borrower and the Holder, or an affiliate of the Holder (the “Merger”), all indebtedness evidenced hereby shall be deemed cancelled and paid in full.

2.  Security.  This Note is secured by and is also entitled to the benefits of that certain Security Agreement dated as of the date between Borrower and Holder (as amended, supplemented or otherwise modified from time to time, the “Security Agreement” and, together with this Note and any other agreement, instrument or other document relating thereto or executed in connection therewith, the “Loan Documents”) and any other agreement or instrument providing collateral for the Obligations (as defined below), whether now or hereafter in existence, and any filings, instruments, agreements and documents relating thereto and providing collateral for the Obligations.  As used herein and in the Security Agreement, “Obligations” means all payment and performance obligations as existing from time to time of Borrower to Holder under this Note and any other notes issued to the Borrower, the other Loan Documents (including any interest, fees and expenses that, but for the provisions of the Bankruptcy Code (as defined in the Security Agreement), would have accrued), or as a result of making the Loan and the obligation to pay an amount equal to the amount of any and all damages which Holder may suffer by reason of a breach by Borrower of any obligation, covenant, or undertaking with respect to this Note or any other Loan Document.

3.  General Payment Terms.

3.1  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Note and the Security Agreement shall be made in lawful money of the United States of America, in immediately available funds, without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings with respect to any payments owed by Borrower and all interest, penalties or similar liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges or withholdings and liabilities, collectively or individually, “Taxes”), to Holder as directed in writing by Holder, not later than 1:00 p.m., New York, NY time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  If Borrower shall be required by law to deduct any Taxes from any payment to Holder under this Note, then the amount payable to Holder shall be increased so that, after making all required deductions, Holder received an amount equal to that which it would have received had no such deductions been made.

3.2  Except to the extent otherwise expressly provided herein, if the due date of any payment under this Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

3.3  Interest on the Loan shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable

3.4  Payment shall be credited first to the accrued but unpaid interest then due and payable, second to the outstanding principal balance of this Note and third to the other outstanding Obligations.

4.  Representations and Warranties.  Borrower represents and warrants to Holder that until the obligations under this Note and the Security Agreement are paid in full:

4.1  Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) has the corporate power and authority to own and operate its property, to lease the property it operates as lessee and to carry on its business as now being or as proposed to be conducted, (c) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected (either individually or in the aggregate) to have a material adverse effect on Borrower, and (d) is in compliance in all material respects with all requirements of law.

4.2  Borrower has the corporate power and authority to make, deliver and perform this Note and the other Loan Documents, and has taken all necessary corporate action to authorize (a) the incurrence of obligations pursuant to this Note and the terms and conditions of this Note and the other Loan Documents and (b) the execution, delivery and performance of this Note and the other Loan Documents.

4.3  No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any governmental authority or any other person or entity is required in connection with the incurrence of obligations pursuant to this Note hereunder or with the execution, delivery, performance, validity or enforceability of this Note or the other Loan Documents which has not otherwise been taken or received.

4.4  The Loan Documents have been duly and validly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5  The execution, delivery and performance of the Loan Documents, the incurrence of the obligations under this Note and the use of the proceeds thereof will not violate any requirements of law or contractual obligation of Borrower.

4.6  There are no actions, suits, arbitrations, investigations or proceedings of or before any arbitrator or governmental authority pending or, to the knowledge of Borrower, threatened against Borrower or against any of its properties or assets with respect to the Loan Documents or any of the transactions contemplated hereby.

4.7  Borrower has filed all Federal income tax returns and all other tax returns that are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except for any such taxes or assessments that are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with generally accepted accounting principles have been provided.  No lien, security interest or other encumbrance or interest (a “Lien”) with respect to any tax or assessment has been filed, and to the knowledge of Borrower, no claim is being asserted, with respect to any such tax or assessment.

5.  Affirmative Covenants.  Until such time as all Obligations have been paid in full in cash (unless converted pursuant to Section 2) and this Note has been terminated, Borrower hereby covenants and agrees with Holder that Borrower shall:

5.1  Use the proceeds of the indebtedness incurred hereunder to fund working capital and other lawful purposes of Borrower.  None of the proceeds of the indebtedness incurred hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

5.2  Preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business; and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization, except in each case to the extent that the failure to be or remain so qualified could not reasonably be expected to have a material adverse effect on Borrower.

5.3  Protect and preserve all properties necessary to its business, including copyrights, patents, trade names and trademarks necessary and economically desirable in the operation of its business as determined by Borrower in its reasonable business judgment; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property necessary and material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly conducted at all times.

5.4  Pay or perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property (including withholding, social security, payroll and similar employment related taxes on the dates such taxes are due); provided that Borrower may contest such taxes, assessments and other governmental charges in good faith so long as adequate reserves are maintained with respect thereto in accordance with generally accepted accounting principles.

5.5  Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with generally accepted accounting principles consistently applied and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

5.6  Observe and remain in compliance with all requirements of law and maintain in full force and effect all approvals of governmental authorities, in each case applicable or necessary to the conduct of its business except where the failure to do so could not reasonably be expected to result in a material adverse effect on Borrower and except that Borrower may contest the applicability any requirement of law in good faith so long as adequate reserves are maintained with respect thereto in accordance with generally accepted accounting principles.

5.7  Permit representatives of Holder, from time to time, as often as may be reasonably requested, but only during normal business hours unless an Event of Default exists, upon reasonable prior notice unless an Event of Default exists, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

5.8  Engage only in businesses consisting primarily of business conducted on the date hereof and other businesses reasonably related thereto.

6.  Negative Covenants.  Until such time as all Obligations have been paid in full in cash (unless converted pursuant to Section 2) and this Note and the Security Agreement have been terminated, Borrower hereby covenants and agrees with Holder that Borrower shall not:

6.1  Create, incur, assume or suffer to exist any indebtedness, other than in the ordinary course of business and in an amount not to exceed $50,000 in the aggregate.

6.2  (a) Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, except for the Lien of Holder under the Security Agreement, or (b) enter into any agreement, document, instrument or other arrangement with any person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s assets.

6.3  Sell, lease, abandon, transfer or otherwise dispose of, in a single transaction or a series of related transactions, any assets, property or business, except for the sale of inventory in the ordinary course of business at the fair market value thereof and for cash.

6.4  Redeem, purchase or otherwise acquire for value any equity interest of Borrower.

6.5  Directly or indirectly declare or pay any dividend or distribution, or set aside any funds for any such purpose.

6.6  Conduct any business or enter into any transaction or series of similar transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any affiliate of Borrower unless the terms of such business, transaction or series of transactions are (a) as favorable to Borrower as terms that would be obtainable at the time for a comparable transaction or series of similar transactions in arm's-length dealings with an unrelated third person or, if such transaction is not one which by its nature could be obtained from such person, is on fair and reasonable terms and (b) are in the ordinary course of business.

6.7  Other than this Note, enter into any contractual obligations (including any amendment to any existing contractual obligations) that would expressly restrict or prohibit the purchase or redemption of this Note in accordance with the provisions of its organizational documents or the terms of this Note.

6.8  Prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any indebtedness (other than the Subordinated Debt), except Borrower may (a) make regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any indebtedness permitted hereunder and (b) make payments, including prepayments permitted or required hereunder, with respect to the Obligations.

7.  Events of Default.  Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

7.1  Borrower shall default in the payment of (a) any principal due under this Note or (b) any interest on such principal, any fee or other amount payable by it hereunder with respect to this Notes or other Loan Documents when due, and, in the case of this clause (b), such default shall have continued unremedied for three (3) Business Days; or

7.2  Any representation, warranty or certification made or deemed made herein or in any other Loan Document by Borrower, or any certificate furnished to Holder pursuant to the provisions hereof or thereof, shall prove to have been false or misleading as of the time made or furnished; or

7.3  Borrower shall default in the performance or observance of any other agreement or covenant contained in this Note or any other Loan Document not specifically referred to elsewhere in this Section 7, and such default, if curable, shall not be cured to Holder’s satisfaction within a period of five (5) days after the earlier of (a) the date notice of such default is given to Holder or (b) the date that Borrower knew or should have known of the occurrence of such default; or

7.4  There shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing indebtedness of Borrower in an aggregate principal amount exceeding $50,000 (determined singly or in the aggregate with other indebtedness); or

7.5  Borrower shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of its creditors, (c) commence a voluntary case under the Bankruptcy Code, (d) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, or (e) fail to controvert in a timely and appropriate manner or acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code; or

7.6  A proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction, seeking (a) Borrower’s reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of any of their respective debts, (b) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Borrower, or of all or any substantial part of its properties, or (c) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days; or an order for relief against Borrower shall be entered in an involuntary case under the Bankruptcy Code; or

7.7  All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by Borrower, by any governmental authority having jurisdiction over Borrower, or by any other person or entity, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document; or

7.8  The Security Agreement shall for any reason cease to create a valid and perfected first priority Lien on, or security interest in, any of the collateral purported to be covered thereby.

8.  Remedies Upon Default.

8.1  If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Note and the other Loan Documents:

(a)  With the exception of an Event of Default specified in Section 7.5 or 7.6, Holder may in its discretion declare the principal of and interest on the Loan and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Note or in any other Loan Document to the contrary notwithstanding, or both.

(b)  Upon the occurrence and continuance of an Event of Default specified in Section 7.5 or 7.6, such principal, interest, and other Obligations shall thereupon and concurrently therewith become immediately due and payable, all without any action by Holder and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Note or in any other Loan Document to the contrary notwithstanding.

(c)  Holder may in its discretion exercise all of the post-default rights granted to Holder under the Loan Documents or under applicable law.  Holder shall have the right to the appointment of a receiver for the Collateral (as defined in the Security Agreement), and Borrower hereby consents to such rights and such appointment and hereby waives any objection Borrower may have thereto or the right to have a bond or other security posted by Holder in connection therewith.

8.2  Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

8.3  The rights and remedies of Holder hereunder and under the other Loan Documents shall be cumulative, and not exclusive.

8.4  No failure on the part of Holder to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Note or any of the other Loan Documents shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any right, power or privilege under this Note or any of the other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Any waiver requested by Borrower shall require the written consent of Holder.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

9.  Indemnification.  Borrower agrees to indemnify and hold harmless Holder and each of its employees, representatives, officers, directors and advisors (each, an “Indemnified Person”) from and against any and all claims, liabilities, investigations, losses, damages, actions, demands, penalties, judgments, suits, investigations, costs, expenses (including fees and expenses of experts, agents, consultants and counsel) and disbursements, in each case, of any kind or nature (whether or not an Indemnified Person is a party to any such action, suit or investigation) whatsoever which may be imposed on or asserted against an Indemnified Person resulting from any breach or alleged breach by Borrower of any representation or warranty made hereunder or under any other Loan Document, or otherwise in any way relating to or arising out of the Obligations, this Note, the other Loan Documents or any other document contemplated by this Note or any action taken or omitted by Holder under this Note, any other Loan Document, or any other document contemplated by this Note, the making, administration or enforcement of the Loan Documents and the Loan hereunder or any transaction contemplated hereby or any related matters unless, with respect to any of the above, such Indemnified Person is determined by a final non-appealable judgment of a court of competent jurisdiction to have acted or failed to act with gross negligence or willful misconduct.  This Section 9 is for the benefit of each Indemnified Person.  The provisions of this Section 9 shall survive the termination of this Note and the other Loan Documents.

10.  Assignment.  The rights and obligations of Borrower and Holder of this Note will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.  Borrower may not assign any of its rights or obligations hereunder or under any of the other Loan Documents.  Holder may assign or transfer all or any of their respective rights or obligations under this Note and the other Loan Documents without the prior written consent of Borrower so long as such assignment or transfer does not violate any applicable securities laws.

11.  Amendments.  Except as otherwise expressly provided in this Note, any provision of this Note may be modified or supplemented only by an instrument in writing signed by Borrower and Holder.

12.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by any courier or other service providing evidence of delivery to the respective parties as set forth below:

if to a Borrower, to:

Prescient Medical, Inc.
2005 South Easton Road
Doylestown, PA 18901-7101
Attention:  Patricia Scheller
Facsimile: (215) 933-1149

with a copy to counsel (which shall not constitute notice):

Duane Morris LLP
1540 Broadway
New York, New York 10036
Attention:  Nanette C. Heide, Esq.
Facsimile:  (212) 202-5334

if to Holder, to:

Cambridge Holdings, Ltd.
106 S. University Blvd., #14
Denver, CO  80209
Attention:  Jeffrey McGonegal, Chief Financial Officer
Facsimile: 303-722-4011

Borrower and Holder may change the information provided above or to such other address (or facsimile number, if applicable) by providing such change to the others in writing in the manner set forth above (provided that notice of any change of address or facsimile number shall be effective only upon receipt thereof).  Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and will be deemed to have been received when delivered.

13.  Governing Law; Venue; Trial by Jury.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, and if any action is brought to enforce or interpret this Note, exclusive venue for such action shall be in Wilmington, Delaware.  BORROWER, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WAIVES, AND OTHERWISE AGREES NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH BORROWER OR ANY OF ITS SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS NOTE OR THE OTHER LOAN DOCUMENTS.

14.  Waivers.  All parties now or hereafter liable with respect to this Note, whether Holder, any guarantor, endorser or any other Person, hereby waive presentment for payment, demand, notice of non payment or dishonor, protest, notice of protest and notice of any other kind whatsoever.

15.  No Fraudulent Conveyance.  Borrower and Holder hereby confirm that it is the intention of all such Persons that this Note and the Obligations of Borrower hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act (the “UFCA”), the Uniform Fraudulent Transfer Act (the “UFTA”) or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to this Note and the Obligations of Borrower hereunder. To effectuate the foregoing intention, Holder and Borrower hereby irrevocably agree that the Obligations of Borrower under this Note and the other Loan Documents at any time shall be limited to the maximum amount as will result in the Obligations of Borrower under this Note and the other Loan Documents not constituting a fraudulent transfer or conveyance.

16.  Certain Matters of Construction.  Any pronoun used shall be deemed to cover all genders.  References in this Note to “Sections” shall be to Sections of or to this Note unless otherwise specifically provided.  Paragraph titles are for descriptive purposes only and shall not control or alter the meaning of this Note as set forth in the text.  All references in this Note to (a) statutes shall include all amendments of same and implementing regulations and any successor statutes and regulations, (b) any instrument or agreement shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof, (c) “including” shall be understood to mean “including, without limitation” or (d) the time of day shall mean the time of day on the day in question in New York, New York, unless otherwise expressly provided in this Note.  Unless the context of this Note clearly requires otherwise, references to the plural include the singular, references to the singular include the plural and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Note refer to this Note as a whole and not to any particular provision of this Note.  Whenever in any provision of this Note Holder is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion”, such provision shall be understood to mean that Holder may take or refrain to take such action in its sole discretion.

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IN WITNESS WHEREOF, Borrower has caused this Note to be issued under seal as of the date first above written.

PRESCIENT MEDICAL, INC. By: /s/ Patricia Scheller Patricia Scheller, Chief Executive Officer
[SEAL]